LAW OFFICES OF FRANK FEIGENBAUM
                        1709 1/2 East 87th St., Suite 166
                             CHICAGO, IL 60617-2741
                          TELEPHONE & FAX:(312)667-2403
    ADMITTED TO PRACTICE IN CALIFORNIA, MICHIGAN AND THE DISTRICT OF COLUMBIA


January 10, 1995

The Canton Industrial Corporation
268 West 400 South, Suite 300
Salt Lake City, UT  84101

Attn: The Board of Directors

Dear Sirs:

I have examined the Registration Statement on Form S-8 to be filed by the Canton Industrial Corporation (the "Company") with the Securities and Exchange Commission on or about January 12, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock (the "Shares"), par value $0.001, reserved for issuance under The Canton Industrial Corporation 1996 Stock Option Plan (the "Plan").

In that connection, I have examined originals, or copies certified, or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion. In my examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

I have also examined the proceedings heretofore taken, and I am familiar with the proceedings proposed to be taken, by the Company in connection with the authorization, reservation, issuance and sale of the Shares and, in reliance thereon, I assume for the purposes of this opinion, that the Company will not grant any award under the Plan pursuant to which Shares could be issued for consideration that is not adequate in form or amount to support the issuance of fully paid stock under applicable state law.

Based upon the foregoing, I am of the opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

         2. The issuance and sale of the Shares have been duly authorized and, when issued, delivered and paid for upon the exercise of options granted under the Plan in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable. I am admitted to the Bars of the State of California, Michigan and the District of Columbia and I express no opinion as to the laws of any other jurisdiction other than, to the extent set forth below, the general corporation laws of the State of Nevada. To the extent that matters of Nevada corporate laws are involved in the opinions set forth above, you should be aware that I am not admitted to the Bar of the State of Nevada and am not an expert in the law of such jurisdiction. Accordingly, such

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opinions  concerning Nevada corporate law are based upon my  reasonable(although not necessarily complete) familiarity with the Nevada General Corporation Law as a result of my prior involvement in transactions involving such law.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption "Interest of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ Frank Feigenbaum

Frank Feigenbaum